EXHIBIT 10.38
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                          ELECTRONIC AGREEMENT SUMMARY


 From:      Nancy DeBellis
 Date:      November 14, 2000
 To:        Sharon Wilkinson

Subject:   Permission Request

Sharon:

Below is the logo for our site granting you permission to use our imagery and a link to our site from your browser software. Please let me know if you have any questions. (See attached file: crayola.com_logo.jpg) you can use either the home page (http://www.crayola.com/index.cfm) or the kids' home page (http: //www. crayola.com/kids/index.cfm) for your link.

Nancy DeBellis
Director, Marketing & Business Development
Internet Services
Binney & Smith Inc.
1100 Church Lane
Easton, PA 18044

---------------Reply Separator----------------------

 From:     Sharon Wilkinson
 Date:     November 9, 2000
 To:       Nancy DeBellis

 Subject:  Permission Request

Nancy:

Thank you for taking the time to speak with me. An attachment is enclosed which is an example of the screen shot of the browser we discussed. I am unable to send you a version of the finished product, as it has not been released yet. However, this is a copy of the browser window.

The name of our product will be Internet Safari, a children's browser. We would like to link to your crayola sight and use your logo as link representation. Your link would be part of the software itself. The border of Internet Safari will contain the logo at all times, regardless of where the user is in the program. It will be located prominently along the bottom with other company logos, so all the user has to do is point and click to get to the website.

If you need other information please let me know. You can use my e-mail address or you can phone me.

Sharon Wilkinson
Reseller Account Manager
Heartsoft, Inc.